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                                                                   EXHIBIT 8.1

                               December 16, 1997



Dura Pharmaceuticals, Inc.
7475 Lusk Boulevard
San Diego, California 92121

Spiros Development Corporation II, Inc.
7475 Lusk Boulevard
San Diego, California 92121

Ladies and Gentlemen:

     We have acted as counsel to Dura Pharmaceuticals, Inc., a Delaware corporation ("Dura"), and, in certain limited matters, to Spiros Development Corporation II, Inc., a Delaware corporation ("Spiros Corp. II"), in connection with the offering ("Offering") of units consisting of one share of the Callable Common Stock of Spiros Corp. II ("Spiros Corp. II Common Stock") and one warrant ("Warrant") to purchase one-fourth of one share of the Common Stock of Dura (the "Units"), pursuant to Spiros Corp. II's and Dura's Registration Statement on Forms S-1/S-3 (the "Registration Statement").

     In connection with this opinion, we have examined the Registration Statement and related Prospectuses, Dura's Amended and Restated Certificate of Incorporation, as amended through the date hereof, Dura's bylaws, as amended through the date hereof, Spiros Corp. II's Certificate of Incorporation (including a copy of the Amended and Restated Certificate of Incorporation to be filed by Spiros Corp. II immediately prior to the closing of the Subscription Offering), and Spiros Corp. II's bylaws, as amended through the date hereof. We have also reviewed the originals, or copies certified to our satisfaction, of the Technology License Agreement, the Development Agreement, the Manufacturing and Marketing Agreement, the Services Agreement, the Albuterol and Product Option Agreement and such other agreements (the "Agreements") and such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (the "Documents"). We are relying (without any independent investigation thereof) upon the truth and accuracy of the statements, covenants, representations and warranties set forth in the Registration Statement, the Agreements and the Documents.

     In rendering the opinions set forth below, we have relied (or will rely) upon the following additional representations and assumptions:

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Dura Pharmaceuticals, Inc.                                    December 16, 1997
Spiros Development Corporation II, Inc.                                  Page 2


     1. The form of Agreements and Documents supplied to us that we reviewed in connection with rendering opinions hereunder will be validly executed in substantially the same form in which they have been filed as exhibits to the Registration Statement and will be binding and enforceable in accordance with their terms.

     2. All parties will perform under such Agreements in accordance with their terms.

     3. There are no other or further agreements which would alter, amend or otherwise materially affect the relationships created by or described in the above listed Agreements and Documents or described in the Registration Statement.

     Our opinions represent only our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended (the "Code"), existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert contrary positions. Furthermore, no assurance can be given that future legislative, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, might not materially alter our opinions. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     Based on and subject to the foregoing, we are of the opinion that the statements in the Registration Statement and the Prospectuses (as amended and supplemented through the date of issuance) under the captions "United States Federal Income Tax Consequences" and "United States Taxation of Non-U.S. Persons," to the extent they constitute matters of law or legal conclusions with respect thereto, have been prepared or reviewed by us and are correct in all material respects.

     We express no opinion as to any other tax issues affecting persons acquiring, holding or disposing of the Units, the Spiros Corp. II Common Stock, the Warrants or the Common Stock of Dura issuable upon exercise of the Warrants or Dura's Purchase Option (as defined in the Registration Statement) or any other party to any of the Agreements, nor does our opinion address state, local or foreign tax consequences that may result from the transactions.

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Dura Pharmaceuticals, Inc.                                    December 16, 1997
Spiros Development Corporation II, Inc.                                  Page 3


     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Respectfully,

                                       /s/ Brobeck, Phleger & Harrison LLP

                                       BROBECK, PHLEGER & HARRISON LLP